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                                                                       EXHIBIT 5

                                                                 January 4, 1999

Pharmacia & Upjohn, Inc.,
     95 Corporate Drive
       Bridgewater, New Jersey 08807.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 35,766,282 shares (the "Securities") of Common Stock, par value $.01 per share, of Pharmacia & Upjohn, Inc., a Delaware corporation (the "Company"), and related stock purchase rights (the "Rights") issued pursuant to the Stockholder Protection Rights Agreement, dated as of March 7, 1997 (the "Rights Agreement"), between the Company and Harris Trust & Savings Bank, as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) The Securities have been validly issued and are fully paid and nonassessable.

          (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, the Rights attributable to the Securities have been validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Sullivan & Cromwell